Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form 10 of Straight Path Communications, Inc. of our report dated May 3, 2013, except the fourth paragraph of Note 8, as to which the date is June 6, 2013 on our audits of the combined balance sheets of Straight Path Communications, Inc. as of July 31, 2012 and 2011, and the related combined statements of operations, equity (deficit), and cash flows for each of the years in the two-year period ended July 31, 2012, referenced in this Form 10.

/s/ Zwick and Banyai, PLLC
Zwick and Banyai, PLLC
Southfield, Michigan

June 26, 2013